Exhibit 99.1

GAMCO Names Jeffrey M. Farber Executive Vice President and Chief Financial Officer

RYE, N.Y.--(BUSINESS WIRE)--GAMCO Investors, Inc. (NYSE: GBL) announced today that Jeffrey M. Farber has been appointed Executive Vice President Finance/Corporate Development and Chief Financial Officer of the Company reporting directly to the Chairman and Chief Executive Officer. In addition to the financial areas, Mr. Farber will be responsible for administrative aspects of the firm including human resources, information technology and legal. Mr. Farber joins GAMCO from Bear Stearns where he was Senior Vice President – Finance and Controller and a Senior Managing Director prior to JP Morgan Chase’s acquisition of Bear Stearns earlier this year.

"We are pleased to have Jeff join us," Mario Gabelli, Chairman and C.E.O. of GAMCO, said. "Jeff's broad-based financial expertise will be extremely helpful to the firm as we expand our business- both internally and through acquisitions, including lift-outs."

Mr. Farber had been with Bear Stearns since May 2000. He originally joined as an Assistant Controller and in January 2004 was promoted to Controller and Principal Accounting Officer in charge of Bear’s accounting, regulatory and financial reporting activities worldwide. In March 2007, he was named Senior Vice President – Finance with responsibilities including overseeing tax and global procurement. Mr. Farber was an audit partner at Deloitte & Touche, where he worked for fourteen years. He graduated from Lehigh University with a B.S. in Accounting, and from New York University with an MBA in Finance.

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of March 31, 2008, GAMCO had approximately $28.7 billion in assets under management.

CONTACT:
For GAMCO Investors, Inc.:
Douglas R. Jamieson, 914-921-5020
President
www.gabelli.com